Exhibit 99.1

Chris Thomas Promoted to Paycom Co-CEO with Chad Richison

Chad Richison’s title becomes Co-CEO, President and Chairman

OKLAHOMA CITY – (Feb. 7, 2024) – Paycom Software, Inc. (NYSE:PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, its board of directors and CEO, Chad Richison, announced the promotion of Chris Thomas, former Chief Operating Officer, to the role of Co-CEO, effective today. Thomas will serve as Co-CEO with Paycom’s founder, President and Chairman, Richison, whose innovative leadership propelled the organization into the S&P 500 within less than six years of becoming a publicly traded company.

Thomas served as Paycom’s COO since September 2023, following his time as Senior Executive Vice President of Operations. Thomas joined Paycom in 2018, and has served in a variety of leadership roles where he has led over 10 departments across Paycom, including client service, learning, banking, human capital management, new client implementation and tax, to name a few. Prior to Paycom, Thomas held numerous senior leadership positions at Love’s, one of the 10 largest privately held companies in the U.S with $26.5 billion in revenue in 2023, according to Forbes.

“Chris is a leader who has been instrumental in helping build Paycom into the world-class HR and payroll software company it is today. We have so much opportunity ahead of us, and I have extreme confidence in Chris as a leader I can share responsibilities with going forward,” said Richison. “This announcement is a natural progression for the company, and further illustrates the trust I have in our leadership team. I’m committed to Paycom and am excited to see the value this creates.”

Richison founded Paycom in 1998, and since then Paycom has changed the way businesses and their employees operate. This evolution is a direct result of innovative, industry-first solutions like online payroll, Employee Self-Service®, Direct Data Exchange®, Manager on-the-Go®, Beti® and, most recently, GONE™.

“I’m honored to be in a position to help lead an organization that has truly revolutionized the HR and payroll software industry,” said Thomas. “Just as Paycom has done historically, we will remain focused on relentlessly pursuing the best customer service and innovation in the industry, because our goal is to deliver the greatest possible ROI to our clients. We are excited about this progression of our organization and the value it will bring to our clients, employees and investors.”

In their Co-CEO roles, Richison’s key focus will be on product innovation and strategy, and Thomas will continue to focus on operating other aspects of the business.

About Paycom

For 25 years, Paycom Software, Inc. (NYSE:PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. And thanks to its industry-first solution, Beti®, employees now do their own payroll and are guided to find and fix costly errors before payroll submission. From onboarding and benefits enrollment to talent management and more, Paycom’s software streamlines processes, drives efficiencies and gives employees power over their own HR information, all in a single app. Recognized nationally for its technology and workplace culture, Paycom can now serve businesses of all sizes in the U.S. and internationally.

Media Contact:

Jason Bodin

1-800-580-4505

media@paycom.com